EXHIBIT 99.1

TechPrecision Corporation Reports Fourth Quarter Fiscal Year 2009 Results

Westminster, MA – June 24, 2009 –  TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), a leading manufacturer of large-scale, high-precision machined metal fabrications with customers in the alternative energy, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the fourth quarter and fiscal year ended March 31, 2009.

Fourth Quarter Highlights

•	Net sales decreased 53.9% to $4.3 million

•	Gross profit declined 57.3% to $1.1 million

•	Gross profit margin was 25.8% vs. 27.8% in the prior year

•	Operating income declined to $0.3 million from $2.1 million

•	Income before income taxes was $0.2 million compared to $2.0 million

•	Net income was flat at $0.9 million

•	Net income per common share was $0.06 and $0.04 basic and diluted, versus $0.07 and $0.03 basic and diluted for the fourth quarter of the previous year

Fourth Quarter Results

For the three months ended March 31, 2009, sales decreased to $4.3 million or 53.9%, from $9.3 million in the fourth quarter of fiscal 2008. Since the Company’s products are manufactured pursuant to contracts which are based on the capital budget of its customers and potential customers, the decrease in sales reflects the result of the downturn in the economy and the alternative energy industry, and the related lack of credit availability to customers. Starting in December 2008, the Company’s largest customer significantly reduced its monthly delivery requirements, which carried into the fourth fiscal quarter.

“At the end of what had been a very successful year, our fourth quarter results declined based on the recent downturn in demand for alternative energy capital equipment,” said Mr. Louis Winoski, interim CEO of TechPrecision Corporation. “We believe the slowdown is temporary but based on customer feedback expect it could take several quarters before production levels resume. In light of these developments, our management team has intensified our efforts to further diversify our customer base and has made swift adjustments to our cost structure to preserve a solid financial position. Our new management team is working very proactively to win new long-term production programs to return TechPrecision on a growth path,” added Mr. Winoski.

Cost of sales for the quarter ended March 31, 2009 decreased by $3.5 million to $3.2 million, a decrease of 52.6%, from $6.7 million for quarter ended March 31, 2008. Gross margin was 25.8% in the fourth fiscal quarter of 2009 compared to a gross margin of 27.8% in the fourth fiscal quarter of 2008. The gross margin decline was largely attributable to decreased revenue from the Company’s solar customer and the accompanying decline in capacity utilization.

Selling, administrative and other expenses for quarter ended March 31, 2009 were $755,000 as compared to $456,000 for quarter ended March 31, 2008, reflecting increased professional fees and marketing costs.

The Company had an income tax credit of $0.6 million in the three months ended March 31, 2009 as compared to an expense of $1.1 million in the three months ended March 31, 2008. The tax credit in the March 2009 quarter was due to provisions of the American Recovery and Reinvestment Act relating to depreciation on assets placed in service during the fourth quarter, tax refunds, and revisions in estimates of effective tax rates on an annualized basis during the fourth quarter.

As a result of the factors described above, TechPrecision’s net income was $0.9 million ($0.06 per share basic and $0.04 per share diluted) for the quarter ended March 31, 2009 as compared to $0.9 million ($0.07 per share basic and $0.03 per share diluted) for the quarter ended March 31, 2008.

Full Year Fiscal 2009 Results

•	Net sales increased 19.8% to $38.1 million

•	Gross profit rose 45.4% to $12.1 million

•	Gross profit margin was 31.8% vs. 26.2% in the prior year

•	Operating income increased 50.8% to $9.7 million

•	Income before income taxes increased 56.5% to $9.2 million

•	Net income increased 68.6% to $5.9 million

•	Net income per common share was $0.43 and $0.23 basic and diluted, versus $0.32 and $0.12 basic and diluted for the previous year

For the fiscal year ended March 31, 2009, revenue reached $38.1 million, up 19.8% from $31.8 million for the prior year, which reflected improved market conditions for capital goods during most of the first nine months and an increase in sales to the Company’s solar customer. However, starting in December 2008, this customer significantly reduced its monthly delivery requirements. In addition, the global economic downturn adversely affected operations in the latter part of the fiscal year. Gross profit for the period ended March 2009 was $12.1 million, compared to $8.3 million in fiscal 2008, an increase of 45.4%. Operating income grew 50.8% from fiscal 2008 to fiscal 2009, from $6.4 million to $9.7 million. Consequently, net income rose from $3.5 million to $5.9 million.

Financial Condition

At March 31, 2009, TechPrecision had working capital of $11.2 million as compared with working capital of $6.4 million at March 31, 2008, an increase of $4.8 million reflecting the Company’s increased level of business. The cash flow from operations was $9.3 million for year ended March 31, 2009 as compared to $2.5 million for the year ended March 31, 2008. The increase in operating cash flow was due to the net effect of an increase in net profits, collections of outstanding accounts receivables, and decrease in costs incurred on uncompleted contracts. As of March 31, 2009, the Company had $10.5 million in cash and equivalents. Stockholder’s equity increased to $10.1 million, up from $4.2 million on March 31, 2008.

Business Outlook

TechPrecision provides elements of a proprietary product for a customer in the alternative energy industry and has a track record of providing key components to the nuclear energy industry as well. The alternative energy industry has experienced rapid growth in recent years; however, this growth trend has recently reversed. Accordingly, the near-term demand for products in alternative energy, including both solar and nuclear, is uncertain. Although the Company believes that over the long term, the alternative energy segment will expand, it is addressing the current reduced demand in the alternative energy segment by diversifying into other industries.

The reduced level of business from the Company’s largest customer has affected TechPrecision’s sales, gross profit and net income in the March 31, 2009 quarter, and the Company expects these factors to continue to affect it in its fiscal year ended March 31, 2010.

The Company is one of a few participants in the U.S. with the certifications to manufacture commercial nuclear equipment. Although it did not have significant revenue from this segment during fiscal 2009, TechPrecision is actively working on producing prototypes for components for next generation nuclear plants, and the Company believes that it is well positioned to benefit from any nuclear renaissance in the United States. The Company is finalizing an exclusive supply contract with a medical customer to manufacture critical components for a next-generation, lower cost proton beam therapy machine designed to be used to treat cancer. Subject to the device obtaining final FDA approval, the company believes that this program could generate a very sizable new revenue stream for TechPrecision over the next several years.

“While we were disappointed with our results this quarter, we were able to move quickly to resize our business to maintain our positive cash flow,” stated Mr. Winoski. "Our balance sheet remains solid and we are actively pursuing new opportunities that play to our core competencies in winning long-term, high volume production programs in multiple industries. We are confident that TechPrecision will emerge from this downturn stronger than ever.”

As of March 31, 2009, the company had a backlog of orders totaling approximately $38.6 million of which $28.5 million represented orders from its largest customer. This compared to $40.0 million at the end of the December 31, 2008 quarter, and $33.4 million for the period ended March 31, 2008. Subsequent to March 31, 2009, the largest customer canceled a portion of their orders reducing the total backlog to $21.8 million. Post the cancellation, the remaining GT Solar backlog of approximately $11.7 million includes approximately $3.4 million of open product purchase orders and approximately $8.3 million of material buyback. The backlog includes orders in excess of one million from each of five customers totaling more than $8.3 million in addition to the largest customer. The Company expects to deliver the backlog during the years ended March 31, 2010 and March 31, 2011.

Teleconference Information

The Company will hold a conference call at 10:00 a.m. Eastern (U.S.) time on Thursday, June 25, 2009. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-600-4870 or 913-312-1226. When prompted by the operator, mention Conference Passcode 2257488.

If you are unable to participate in the call at this time, a replay will be available for 5 days starting on Thursday, June 25 at 1:00 p.m. Eastern Time. To access the replay, dial 888-203-1112 or 719-457-0820, and enter the Passcode 2257488.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiary Ranor, Inc., manufactures metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited		Audited
	Three months ended		Years ended
	March 31,		March 31,
	2009	2008	2009	2008

Net sales	$4,273,613	$9,271,274	$38,087,735	$31,805,146
Cost of sales	3,172,108	6,693,693	25,970,626	23,472,922

Gross profit	1,101,505	2,577,581	12,117,109	8,332,224
Operating expenses:
Salaries and related expenses	384,050	342,780	1,471,881	1,228,316
Professional fees	148,491	(11,748)	332,807	291,357
Selling, general and administrative	222,455	125,285	656,414	410,886
Total operating expenses	754,996	456,317	2,461,102	1,930,559
Income from operations	346,509	2,121,264	9,656,007	6,401,665

Other income (expenses)	4,882	-	4,882	-
Interest expense	(110,077)	(121,598)	(455,000)	(511,615)
Interest income	-	13,249	-	479
Finance costs	(4,256)	(17,503)	(17,026)	(17,026)

Total other income (expense)	(109,451)	(125,852)	(467,144)	(528,162)

Income before income taxes	237,058	1,995,412	9,188,863	5,873,503
Provision for income taxes	630,908	(1,142,580)	(3,259,872)	(2,357,568)

Net income	$867,966	$852,832	$5,928,991	$3,515,935

Net income per share of common stock (basic)	$0.06	$0.07	$0.43	$0.32
Net income per share (diluted)	$0.04	$0.03	$0.23	$0.12
Weighted average number of shares outstanding (basic)	13,907,513	12,387,852	13,640,397	10,896,976
Weighted average number of shares outstanding (diluted)	19,451,778	29,420,870	25,744,157	28,380,980

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2009 and 2008

	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$10,462,737	$2,852,676
Accounts receivable, less allowance for doubtful accounts of $25,000	1,418,830	4,509,336
Costs incurred on uncompleted contracts, in excess of progress billings	3,660,802	4,298,683
Inventories- raw materials	351,356	195,506
Prepaid expenses	1,583,234	1,039,117
Other receivables	59,979	--

Total current assets	17,536,938	12,895,318

Property, plant and equipment, net	2,763,434	2,810,981
Equipment under construction	887,279	--
Deposit on equipment	--	240,000
Deferred loan cost, net	104,666	121,692

Total assets	$21,292,317	$16,067,991
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$950,681	990,533
Accrued expenses	710,332	581,146
Accrued taxes	155,553	899,361
Deferred revenues	3,945,364	3,418,898
Current maturity of long-term debt	624,818	613,832

Total current liabilities	6,386,748	6,503,770

LONG-TERM DEBT
Notes payable- noncurrent	4,824,453	5,404,981

STOCKHOLDERS’ EQUITY
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred
Stock, with 6,295,508 shares issued and outstanding at March 31,2009
and 7,018,064 at March 31, 2008 ( liquidation preference of $1,794,220 and $2,000,148 at March 31, 2009 and 2008, respectively.)	2,287,508	2,542,643
Common stock -par value $.0001 per share, authorized,
90,000,000 shares, issued and outstanding, 13,907,513
shares at March 31, 2009 and 12,572,995 at March 31, 2008	1,392	1,259
Paid in capital	2,872,779	2,624,892
Retained earnings (deficit)	4,919,437	(1,009,554)

Total stockholders’ equity	10,081,116	4,159,240

Total liabilities and stockholders' equity	$21,292,317	$16,067,991

TECHPRECISION CORPORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
	Year Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,928,991	$3,515,935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	566,836	483,358
Shares Issued for services	--	19,139
Options issued for services	10,121	11
Changes in operating assets and liabilities:
Accounts receivable	3,090,506	(1,807,630)
Inventory	(155,850)	(12,007
Costs incurred on uncompleted contracts	(2,108,355)	(5,178,720)
Other receivables	(59,979)	--
Prepaid expenses	(544,117)	(768,797)
Accounts payable and accrued expenses	(654,474)	673,770
Customer advances	3,272,701	5,565,381

Net cash provided by operating activities	9,346,380	2,490,440

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(446,021)	(716,260)
Equipment under construction	(887,279)	--
Deposits on equipment	240,000	(240,000)

Net cash used in investing activities	(1,093,300)	(956,260)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital distribution of WMR equity	(187,296)	(111,500)
Issuance of common stock on exercise of warrants	170,060	658,437
Payment of notes	(613,253)	(612,439)
Payment of capital lease obligations	(12,530)	--
Repayment of WM Realty stockholder’s loan	--	(60,000)

Net cash (used in) financing activities	(643,019)	(125,502)

Net increase in cash and cash equivalents	7,610,061	1,408,678
Cash and cash equivalents, beginning of period	2,852,676	1,443,998

Cash and cash equivalents, end of period	$10,462,737	$2,852,676